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                         [DELOITTE & TOUCHE LETTERHEAD]


                                                        [DELOITTE & TOUCHE LOGO]




June 25, 2002


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K of Silverleaf Resorts, Inc. dated June 25, 2002. We agree with the comments in the first sentence of the first paragraph. We have no basis to agree or disagree with the comments in the second and third sentences of the first paragraph. We agree with the comments in the second, third and fourth paragraphs.

Yours truly,


/s/ Deloitte & Touche LLP